UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2013

FS Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00757 (Commission File Number)	26-1630040 (I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania (Address of principal executive offices)	19104 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On June 25, 2013, the board of directors (the “Board”) of FS Investment Corporation (the “Company”) increased the amount of the monthly cash distributions payable to stockholders of record from $0.0675 per share to $0.06975 per share in order to increase its annual distribution rate from 7.5% to 7.75% (based on the Company’s last public offering price of $10.80 per share).  The increase in the monthly distributions to $0.06975 per share will commence with the monthly cash distribution payable on June 28, 2013 to stockholders of record as of June 27, 2013.

Also on June 25, 2013, the Board declared a regular monthly cash distribution of $0.06975 per share payable in July.  The monthly distribution will be paid on July 31, 2013 to stockholders of record on July 30, 2013.

Certain Information about Distributions

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The Company intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on shares of the Company’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Item 8.01.                      Other Events.

As previously announced, the Company intends to seek a liquidity event for stockholders in the form of a listing of its common stock on a national securities exchange by the end of the first quarter of 2014, subject to market conditions and other factors.  However, there can be no assurance that the Company will be able to complete a listing within this timeframe or at all.

As the Company seeks to position its portfolio in preparation for a potential listing, the Company intends to continue to transition its portfolio from broadly syndicated loans to proprietary originated investments.  As the Company transitions its portfolio to higher yielding proprietary investments, it expects that its portfolio yield will rise, which could allow the Company to further increase its annual distribution rate in advance of a listing.

In addition, the Company has the capacity to pay special cash distributions.  As of March 31, 2013, the Company had approximately $70.5 million of undistributed net investment income on a tax basis.  The Company currently anticipates that it will return a significant majority of its excess income to stockholders in the form of a special cash distribution, which could occur soon after the listing, either in a lump sum or in a series of distributions.

Lastly, the Company currently anticipates that it will conduct a tender offer in connection with the listing of its shares, pursuant to which the Company’s stockholders will be permitted to tender their shares to the Company for cash, subject to the terms and conditions of the tender offer.  The Company expects that any such tender offer will commence at the time of the listing and will remain open for a period immediately following the listing.

The tender offer described in this Current Report on Form 8-K has not yet commenced, and this Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of the Company or any other securities. On the commencement date of the tender offer, if any, the Company will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the Securities and Exchange Commission (the “SEC”). The offer to purchase shares of common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Stockholders are urged to read the tender offer statement (including an offer to purchase, a related letter of transmittal and the other offer documents), as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before making any decision with respect to the tender offer.  Stockholders may obtain a free copy of these statements (when available) at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer. In addition, the tender offer statement and related documentation (when available) may be obtained by directing such requests to the Company at (877) 628-8575.

Each of the listing, any future increase in the distribution rate, the payment of special distributions and the tender offer are at the discretion and subject to the approval of the Board.

Forward-Looking Statements

This Current Report on Form 8-K may contain certain forward-looking statements, including statements with regard to the future performance and operation of the Company. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Company makes with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date:	June 25, 2013	By:	/s/ Michael C. Forman
Michael C. Forman
Chief Executive Officer